Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces New Chief Operating Officer and Provides Operational Update

Hamilton, Bermuda (January 9, 2012)—TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) today announces management changes and provides an update of the Company’s operating activities.

Chief Operating Officer Transition. TransAtlantic’s Board of Directors has accepted the resignation of Gary T. Mize as the Company’s President and Chief Operating Officer and subsequently appointed Mustafa Yavuz as Chief Operating Officer. Mr. Yavuz joined TransAtlantic in June 2011 in connection with the Company’s acquisition of Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”). Mr. Yavuz joined TBNG in 1987 and was named TBNG’s Vice President and Chief Operating Officer in 2004. He was a key contributor to TBNG’s growth and efficient operations and the Board expects his leadership to provide a similar impact at TransAtlantic. Mr. Yavuz has an established understanding of the geology and operational practices and procedures in Turkey and within TransAtlantic. A native of Turkey, Mr. Yavuz grew up in the southeastern part of the country and holds a Bachelors of Science in Geological Engineering from Ankara University.

Current Production. TransAtlantic exited 2011 with a 7-day average net production rate of 5,651 net barrels of oil equivalent (“boe”) per day, including approximately 18.7 million cubic feet of natural gas per day (“MMcf/d”) and approximately 2,530 barrels of oil per day (“bbl/d”). The Company was not able to achieve its previous year-end production targets due to operational performance and delays that pushed some well completions and gathering system tie-ins into the first quarter of 2012.

Thrace Basin—Frac Program. TransAtlantic continues to make encouraging steps forward with its frac program in the Thrace Basin. Subsequent to previously reported results, the Company fraced five wells and achieved initial production rates averaging 2.0 MMcf/d. The table below details the Company’s Thrace Basin frac results to-date, all of which were drilled on licenses held by TBNG with our partners Valeura Energy and Pinnacle Turkey Holding Company, LLC.

Well	Working Interest (%)	Frac Date	Net Pay (meters)	Porosity (%)	Peak 24-hour Test Rate (MMcf/d)	Initial 7- Day Average (MMcf/d)
Yazir-2, 1st stage	41.5%	7/18/2011	27	8.5	0.1	0.1
Yazir-2, 2nd stage	41.5%	8/1/2011	46	10	—	—
Kayi-15	41.5%	9/30/2011	20	17	0.6	0.5
BTD-2	41.5%	10/3/2011	9	16	4.3	3.3
Aydede-2	41.5%	11/22/2011	4	20	2.2	1.4
DTD-7	41.5%	11/28/2011	9	14	0.2	0.1
Kayi-14	41.5%	12/7/2011	13	17	5.0	3.7
Dogu Yagci-1	41.5%	12/12/2011	10	14	2.0	1.5
Aydede-1	41.5%	12/14/2011	10	15	0.9	0.7

Mr. Mitchell said, “We are very encouraged with our recent results in the Trace Basin. While still early in the program, we believe we are making progress in unlocking a natural gas resource play with meaningful running room for both production and reserve growth. To date we have tested structures in just two of our Thrace Basin licenses, and have identified approximately 38,500 acres that we believe have the right structure and depositional factors in place to support a successful resource development program. We intend to continue testing structures across our entire Thrace Basin acreage position and are optimistic that we can increase our drilling inventory as we climb the learning curve. It is also important to note that we have only performed single-stage stimulations. We expect the stacked pays of the Thrace Basin to support multi-stage completions, which we expect to commence testing during the first quarter of 2012. We also expect to test the blanket Mezardere sands off-structure which, if successful, could add more of our approximately 800,000 net acres in the Thrace Basin to our future unconventional drilling portfolio.”

Thrace Basin—Deep. TransAtlantic is currently preparing the Pancarkoy-1 exploration well (100% working interest) for stimulation. The Pancarkoy-1 well is the Company’s first test of the deep, unconventional natural gas opportunities in the Thrace Basin.

TransAtlantic is currently drilling the Suleymaniye-2 exploration well (41.5% working interest), an approximately 7,900 foot well targeting the Osmancik and Mezardere formations on a license southwest of the Pancarkoy-1 well. The Suleymaniye-2 is targeting a four-way structural high to a previously drilled well that generated natural gas shows in the targeted interval.

Thrace Basin—Shallow. The Company recently placed the Yenibag-1 well (50% working interest) on production at an initial gross rate of 2.6 MMcf/d. A second shallow well, the Kumdere-1 (50% working interest), is awaiting tie-in to a sales line which is now expected to occur during the first quarter of 2012. TransAtlantic recently drilled the Meneske-1, a 4,800 foot well targeting the Danismen and Osmancik formations offsetting an existing producing well. The well encountered 4.5 meters of conventional pay and 15.5 meters of unconventional pay.

Bulgaria. The Peshtene R-11 exploration well reached total depth in late November 2011. TransAtlantic and its partner, LNG Energy, were encouraged by gas shows while drilling. More than 900 feet of core was collected and is currently under evaluation. Well completion is not expected until the first or second quarter of 2012 following results of the core review and moving a completion and stimulation crew into the area.

In addition to the Peshtene well, TransAtlantic has set surface casing on the Deventci R-2 well and intends to complete the well later this year.

Viking Sale Update. TransAtlantic’s special committee of independent directors has completed the initial marketing of the Company’s oilfield services businesses, Viking International and Viking Geophysical. The special committee and its advisor, Parks Paton Hoepfl & Brown, LLC (“PPHB”), are currently engaged in due diligence activities and negotiations with a multiple interested parties, including a group affiliated with Mr. Mitchell. Binding bids and a financial close are expected before the end of the first quarter of 2012.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, development, exploration and production oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Bulgaria and Romania.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Note on Boe

Barrels of oil equivalent, or boe, is derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet (“Mcf”) of natural gas to one barrel (“bbl”) of oil. A boe conversion ratio of 6 Mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Boe may be misleading, particularly if used in isolation.

Forward Looking Statements

This news release contains statements regarding the drilling, completion and fracture stimulation of exploration, appraisal and development wells, the sale of the Company’s oilfield services business, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contact:

Chad Potter, VP, Financial and Investor Relations

Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	16803 Dallas Parkway
Suite 200
Addison, Texas 75001